Exhibit 10.4

COMMERCIAL LEASE AGREEMENT

THIS LEASE (this "Lease") dated this 1st day of May, 2023

BETWEEN:

SunnyBrook Education Group

1-45A West Wilmost St.

Richmond Hill, ON, LAB 2P2 Canada

Telephone: (437) 985-1568

(the "Landlord")

OF THE FIRST PART

- AND -

Un Monde International Worldwide Ltd. of

5689 Condo Place, Westagate Mall

Mississauga, ON, L5V 2J4 Canada

Telephone: (905) 962-0823

(the "Tenant")

OF THE SECOND PART

IN CONSIDERATION OF the Landlord leasing certain premises to the Tenant,.the Tenant leasing those premises from the Landlord and the mutual benefits and obligations set forth in this Lease, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties to this Lease (the "Parties") agree as follows:

Definitions

l. When used in this Lease, the following expressions will have the meanings indicated:

a.	"Additional Rent" means all amounts payable by the Tenant under this Lease except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease;
b.	"Building" means all buildings, improvements, equipment, fixtures, property and facilities from time to time located at 1-45A West Wilmost St. Richmond Hill ON., L4B2P2, Canada, as from time to time altered, expanded or reduced by the Landlord in its sole discretion;
c.	"Common Areas and Facilities" mean:

i.	those portions of the Building areas, buildings, improvements, facilities, utilities, equipment and installations in or forming part of the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building including, without limitation, exterior weather walls, roofs, entrances and exits, parking areas, driveways, loading docks and area, storage, mechanical and electrical rooms, areas above and below leasable premises and not included within leasable premises, security and alarm equipment, grassed and landscaped areas, retaining walls and maintenance, cleaning and operating equipment serving the Building; and
ii.	those lands, areas, buildings, improvements; facilities, utilities, equipment and installations which serve or are for the useful benefit of the Building, the tenants of the Building or the Landlord and those having business with them, whether or not located within, adjacent to or near the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities;

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d.	"Leasable Area" means with respect to any rentable premises, the area expressed in square feet of all floor space including floor space of mezzanines, if any, determined, calculated and certified by the Landlord and measured from the exterior face of all exterior walls, doors and windows, including walls, doors and windows separating the rentable premises from enclosed Common Areas and Facilities, if any, and from the centre line of all interior walls separating the rentable premises from adjoining rentable premises. There will be no deduction or exclusion for any space occupied by or used for columns, ducts or other structural elements;
e.	"Premises" means the office space at 1-45A West Wilmost St., Richmond Hill, ON., L4B2P2, Canada,
f.	"Rent" means the total of Base Rent and Additional Rent.

Intent of Lease

2.	It is the intent of this Lease and agreed to by the Parties to this Lease that rent for this Lease will be on a gross rent basis meaning the Tenant will pay the Base Rent and any Additional Rent and the Landlord will be responsible for all other service charges related to the Premises and the operation of the Building save as specifically provided in this Lease to the contrary.

Leased Premises

3.	The Landlord agrees to rent to the Tenant the office space municipally described as 145A West Wilmost St., Richmond Hill, ON., L4B2P2, Canada, (the "Premises").
4.	The Premises will be used for only the following permitted use: Office of Private School (the "Permitted Use").

Term

5.	The term of the Lease is a periodic tenancy commencing at 12:00 am on May 1, 2023 and continuing on a month-to-month basis until the Landlord or the Tenant terminates the tenancy (the "Term").
6.	Upon 15 days' notice, the Landlord may terminate the tenancy under this Lease if the Tenant has defaulted in the payment of any portion of the Rent when due.
7.	Upon 30 days' notice, the Landlord may terminate the tenancy under this Lease if the Tenant fails to observe, perform and keep each and every of the covenants, agreements, stipulations, obligations, conditions and other provisions of this Lease to be observed, performed and kept by the Tenant and the Tenant persists in such default beyond the said 30 days' notice.

Rent

8.	Subject to the provisions of this Lease, the Tenant will pay a base rent of CA$4, 109.16, payable per month, for the Premises (the "Base Rent"), without setoff, abatement or deduction. In addition to the Base Rent, the Tenant will pay for any fees or taxes arising from the Tenant's business.
9.	The Tenant will pay the Base Rent on or before the first of each and every month of the Term to the Landlord.
10.	No acceptance by the Landlord of any amount less than the full amount owed will be taken to operate as a waiver by the Landlord for the full amount or in any way to defeat or affect the rights and remedies of the Landlord to pursue the full amount.

Use and Occupation

11.	The Tenant will open the whole of the Premises for business to the public fully fixture, stocked and staffed on the date of commencement of the Term and throughout the Term, and will continuously occupy and utilize the entire Premises in the active conduct of its business in a reputable manner on such days and during such hours of business as may be determined from time to time by the Landlord.
12.	The Tenant covenants that the Tenant will carry on and conduct its business from time to time carried on upon the Premises in such manner as to comply with all statutes, bylaws, rules and regulations of any federal, provincial, municipal or other competent authority and will not do anything on or in the Premises in contravention of any of them.
13.	The Tenant covenants that the Tenant will carry on and conduct its business from time to time carried on upon the Premises in such manner as to comply with any statute, including any subordinate legislation, which is in force now or in the future and taking into account any amendment or re-enactment, or any government department, local authority, other public or competent authority or court of competent jurisdiction and of the insurers in relation to the use, occupation and enjoyment of the Building (including in relation to health and safety compliance with the proper practice recommended by all appropriate authorities).

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Security Deposit

14.	On execution of this Lease, the Tenant will pay the Landlord a security deposit equal to the amount of CA$12 327.48 (the "Security Deposit") to be held by the Landlord without interest. The Landlord will return the Security Deposit to the Tenant at the end of this tenancy, less such deductions as provided in this Lease but no deduction will be made for damage due to reasonable wear and tear.
15.	The Tenant may not use the Security Deposit as payment for the Rent.
16.	Within 14 days after the termination of this tenancy, the Landlord will deliver or mail the Security Deposit less any proper deductions or with further demand for payment to: 5689 Condor Place, Westagate Mall, Mississauga ON L5V 2J4 Canada, or at such other place as the Tenant may advise.

Quiet Enjoyment

17.	The Landlord covenants that on paying the Rent and performing the covenants contained in this Lease, the Tenant will peacefully and quietly have, hold, and enjoy the Premises for the agreed term.

Distress

18.	If and whenever the Tenant is in default in payment of any money, whether hereby expressly reserved or deemed as Rent, or any part of the Rent, the Landlord may, without notice or any form of legal process, enter upon the Premises and seize, remove and sell the Tenant's goods, chattels and equipment from the Premises or seize, remove and sell any goods, chattels and equipment at any place to which the Tenant or any other person may have removed them, in the same manner as if they had remained and been distrained upon the Premises, all notwithstanding any rule of law or equity to the contrary, and the Tenant hereby waives and renounces the benefit of any present or future statute or law limiting or eliminating the Landlord's right of distress.

Overholding

19.	If the Tenant continues to occupy the Premises without the written consent of the Landlord at the expiration or other termination of the Term, then the Tenant will be a tenant at will and will pay to the Landlord, as liquidated damages and not as rent, an amount equal to twice the Base Rent plus any Additional Rent during the period of such occupancy, accruing from day to day and adjusted pro rata accordingly, and subject always to all the other provisions of this Lease insofar as they are applicable to a tenancy at will and a tenancy from month to month or from year to year will not be created by implication of law; provided that nothing in this clause contained will preclude the Landlord from taking action for recovery of possession of the Premises.

Utilities and Other Costs

20.	The Landlord is responsible for the payment of the following utilities and other charges in relation to the Premises: electricity, natural gas, water, sewer, telephone, internet and cable.

Insurance

21.	The Tenant is hereby advised and understands that the personal property of the Tenant is not insured by the Landlord for either damage or loss, and the Landlord assumes no liability for any such loss. The Tenant is advised that, if insurance coverage is desired by the Tenant, the Tenant should inquire of Tenant's insurance agent regarding a Tenant's policy of insurance.

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Abandonment

22.	If at any time during the Term, the Tenant abandons the Premises or any part of the Premises, the Landlord may, at its option, enter the Premises by any means without being liable for any prosecution for such entering, and without becoming liable to the Tenant for damages or for any payment of any kind whatever, and may, at the Landlord's discretion, as agent for the Tenant, relet the Premises, or any part of the Premises, for the whole or any part of the then unexpired Term, and may receive and collect all rent payable by virtue of such reletting, and, at the Landlord's option, hold the Tenant liable for any difference between the Rent that would have been payable under this Lease during the balance of the unexpired Term, if this Lease had continued in force, and the net rent for such period realized by the Landlord by means of the reletting. If the Landlord's right of reentry is exercised following abandonment of the premises by the Tenant, then the Landlord may consider any personal property belonging to the Tenant and left on the Premises to also have been abandoned, in which case the Landlord may dispose of all such personal property in any manner the Landlord will deem proper and is relieved of all liability for doing so.

Governing Law

23.	It is the intention of the Parties to this Lease that the tenancy created by this Lease and the performance under this Lease, and all suits and special proceedings under this Lease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the Province of Ontario, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

24.	If there is a conflict between any provision of this Lease and the applicable legislation of the Province of Ontario (the 'Act'), the Act will prevail and such provisions of the Lease will be amended or deleted as necessary in order to comply with the Act. Further, any provisions that are required by the Act are incorporated into this Lease.

Assignment and Subletting

25.	The Tenant will not assign this Lease, or sublet or grant any concession or license to use the Premises or any part of the Premises. An assignment, subletting, concession, or license, whether by operation of law or otherwise, will be void and will, at Landlord's option, terminate this Lease.

Bulk Sale

26.	No bulk sale of goods and assets of the Tenant may take place without first obtaining the written consent of the Landlord, which consent will not be unreasonably withheld so long as the Tenant and the Purchaser are able to provide the Landlord with assurances, in a form satisfactory to the Landlord, that the Tenant's obligations in this Lease will continue to be performed and respected, in the manner satisfactory to the Landlord, after completion of the said bulk sale.

Care and Use of Premises

27.	The Tenant will promptly notify the Landlord of any damage, or of any situation that may significantly interfere with the normal use of the Premises.
28.	The Tenant will not make (or allow to be made) any noise or nuisance which, in the reasonable opinion of the Landlord, disturbs the comfort or convenience of other tenants.
29.	The Tenant will not engage in any illegal trade or activity on or about the Premises.
30.	The Landlord and Tenant will comply with standards of health, sanitation, fire, housing and safety as required by law.

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Surrender of Premises

31.	At the expiration of the lease term, the Tenant will quit and surrender the Premises in as good a state and condition as they were at the commencement of this Lease, reasonable use and wear and damages by the elements excepted.

Hazardous Materials

32.	The Tenant will not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire on the Premises or that might be considered hazardous by any responsible insurance company.

Rules and Regulations

33.	The Tenant will obey all rules and regulations posted by the Landlord regarding the use and care of the Building, parking lot and other common facilities that are provided for the use of the Tenant in and around the Building on the Premises.

General Provisions

34.	Any waiver by the Landlord of any failure by the Tenant to perform or observe the provisions of this Lease will not operate as a waiver of the Landlord's rights under this Lease in respect of any subsequent defaults, breaches or nonperformance and will not defeat or affect in any way the Landlord's rights in respect of any subsequent default or breach.
35.	This Lease will extend to and be binding upon and inure to the benefit of the-respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Lease. All covenants are to be construed as conditions of this Lease.
36.	All sums payable by the Tenant to the Landlord pursuant to any provision of this Lease will be deemed to be Additional Rent and will be recoverable by the Landlord as rental arrears.
37.	Where there is more than one Tenant executing this Lease, all Tenants are jointly and severally liable for each other's acts, omissions and liabilities pursuant to this, Lease,
38.	Time is of the essence in this Lease.
39.	This Lease will constitute the entire agreement between the Landlord and the Tenant. Any prior understanding or representation of any kind preceding the date of this Lease will not be binding on either party to this Lease except to the extent incorporated in this Lease. In particular, no warranties of the Landlord not expressed in this Lease are to be implied.

IN WITNESS WHEREOF the Parties to this Lease have duly affixed their signatures under hand and seal, or by a duly authorized officer under seal, on this 30 day of April, 2023.

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SECURITY DEPOSIT RECEIPT

Date: 30 Apr, 2023

Dear Tenant,

The Landlord has received and hold the Security Deposit in the amount of CA$12.327.48 for the full performance of the commercial lease agreement for premises located at 1-45A West Wilmost St. Richmond Hill ON., L4B2P2, Canada that was executed on this date Mav 1, 2023.

Landlord's Signature: /s/ Nikki Yu

Date: 2023 . 04 . 30

Print Name: Nikki Yu

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